(Exhibit 11)

                         INTERNATIONAL PAPER COMPANY
               STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                 (Unaudited)
                   (In millions, except per-share amounts)

                                                            Three Months Ended    Six Months Ended
                                                                  June 30,             June 30,
                                                            ------------------   -----------------
                                                               1995      1994      1995      1994
                                                             -------   -------   -------   -------
Net earnings                                                 $   316   $    91   $   562   $    92
Debenture interest savings, net of taxes, assuming
    conversion of convertible subordinated debentures              2         2         4        *
                                                             -------   -------   -------   -------
Primary and fully diluted per earnings                      $    318   $    93   $   566   $    92
                                                             =======   =======   =======   =======
Earnings per common share                                    $  2.49   $  0.73   $  4.44   $  0.74
                                                             =======   =======   =======   =======
Primary earnings per share                                   $  2.45   $  0.73   $  4.36   $  0.74
                                                             =======   =======   =======   =======
Fully diluted earnings per share                             $  2.44   $  0.73   $  4.35   $  0.74
                                                             =======   =======   =======   =======

PRIMARY SHARES
Average shares outstanding                                    126.8     124.6     126.6     124.4
 Shares assumed to be repurchased using
      long-term incentive plan
      deferred compensation at average
      market price                                             (0.3)     (0.3)     (0.3)     (0.3)
Shares assumed to be issued upon exercise of
      stock options, net of treasury
      buyback at average market price                           0.6       0.3       0.5       0.4
Shares assumed to be issued upon conversion of
      convertible subordinated debentures                       2.9       2.9       2.9         *
                                                             -------   -------   -------   -------
Primary shares                                                130.0     127.5     129.7     124.5
                                                             =======   =======   =======   =======
FULLY DILUTED SHARES
Average shares outstanding                                    126.8     124.6     126.6     124.4
Shares assumed to be repurchased using long-term
      incentive plan deferred compensation at period-end
      market price (if higher than average market price)       (0.3)     (0.3)     (0.3)     (0.3)
Shares assumed to be issued upon exercise of stock options,
      net of treasury buyback at period-end
      market price (if higher than average market price)        0.9       0.3       0.9       0.4
Shares assumed to be issued upon conversion of
      convertible subordinated debentures                       2.9       2.9       2.9         *
                                                             -------   -------   -------   -------
Fully diluted shares                                          130.3     127.5     130.1     124.5

                                                             =======   =======   =======   =======

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Note: The Company reports earnings per common share as the effect of dilutive securities is less than 3%.
*  Convertible subordinated debentures were antidilutive.